EXHIBIT 6.3

Green Star Products, Inc.

January 15, 2024

HP Products, LLC

d/b/a Healthy Planet Products

Re: Letter of Intent for the purchase of Healthy Planet Products

Dear Sirs:

This letter of intent (LOI) summarizes the agreement for our purchase of Healthy Planet Products.

1.

 PURCHASE AND SALE. SELLER agrees to sell to PURCHASER, and PURCHASER agrees to purchase from HP Products, LLC all of the assets and properties pertaining to the business known as “Healthy Planet Products” (the “business”). The business to be conveyed to PURCHASER by SELLER at Closing includes all of SELLER’S furnishings, furniture, fixtures, and equipment (the “FF&E”, a list of which is attached to this Agreement), goodwill, inventory, customer records, materials, supplies, transferable licenses, business name(s), telephone number(s), lease, leasehold interest and improvements, contract rights, software and software licenses, trade secrets, patents, intellectual property, web sites and domain names, email addresses, and all other assets of the business.(together with the FF&E, the “Assets”).

2.1	$250,000.00 TOTAL PURCHASE PRICE TO BE PAID
PURCHASE PRICE TO BE PAID AS FOLLOWS:
2.2	$100,000.00 By cash or certified check paid to SELLER at Closing,
2.3

$150,000.00   By PURCHASER executing and delivering to SELLER, at Closing, a Promissory Note (the “Note”) bearing interest at the rate of 5 % per annum, payable in equal monthly installments of principal and interest amortized over 5 years with a balloon payment of on or before December 31, 2026.

2.4	$250,000.00 TOTAL PURCHASE PRICE TO BE PAID

2.7	PURCHASER represents to SELLER that PURCHASER has the financial capability to Close this purchase pursuant to this Agreement.

3.	CLOSING. This transaction shall no later than sixty (60) days after qualification of Buyer’s Regulation A offering.

4.1

PURCHASER’S DUE DILIGENCE INSPECTION OF BUSINESS RECORDS, ASSETS & LEASE. This Agreement is contingent upon PURCHASER’S review and inspection of SELLER’S Business Records, Assets and Lease ending February 15, 2024.

4.2

Purchaser’s Option to Cancel. Following PURCHASER’S review and inspection of SELLER’S Business Records, Assets and Lease, if PURCHASER IS NOT SATISFIEDFOR ANY REASON WHATSOEVER, PURCHASER shall have the option of canceling this Agreement by written notice to SELLER and BROKER (the “Due Diligence Cancellation Notice”) made no later than the last day of the review and inspection period under paragraph 4.1, and thereafter, upon request, SELLER agrees to execute and deliver a written statement authorizing the release of the escrow deposit(s) to PURCHASER (the “Escrow Release Authorization” form). Upon PURCHASER’S receipt of a refund of the escrow deposit, SELLER, PURCHASER and BROKER shall have no further obligation one to the other under this Agreement.

4.3

Effect of no Due Diligence Cancellation Notice. In the event the Due Diligence Cancellation Notice is not timely sent by PURCHASER to SELLER and BROKER pursuant to paragraph 4.2, then this Agreement shall continue to be binding upon SELLER and PURCHASER.

5.

LEASE. SELLER represents that (a) SELLER presently possesses a lease for the Premises (the “Lease”), (b) the Lease is valid, current and in good standing, and (c) SELLER has the right, subject to any consent required to be obtained by the landlord under the terms of the Lease, to assign the Lease to PURCHASER.

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6.

 INVENTORY. The Purchase Price includes saleable and marketable inventory to be transferred to PURCHASER at Closing at SELLER'S wholesale purchase cost amounting to a minimum of $10,000.00. Upon PURCHASER’S request, within three (3) days prior to Closing, SELLER and PURCHASER agree to conduct an itemized physical count of SELLER’S inventory, and SELLER agrees to make available to PURCHASER SELLER’S purchase invoices and/or statements to substantiate the inventory cost.

7.

 AGREEMENT NOT TO COMPETE. SELLER agrees not to compete with the business being sold to PURCHASER for a period of thirty-six (36) months following the Closing within a radius of five hundred (500) miles from the business Premises, and at Closing, SELLER agrees to execute and deliver a writing to that effect. If SELLER is an entity, at Closing, SELLER agrees to cause all equity owners to execute and deliver a similar non-competition agreement. This paragraph 7 shall survive the Closing.

8.

 MANAGEMENT ASSISTANCE. SELLER agrees to provide assistance and training to PURCHASER in the transfer of management and operation of the business during normal business hours at the location of the business for a period of ninety (90) business days following Closing, all without additional consideration by PURCHASER to SELLER.

9.	LIABILITIES. PURCHASER agrees to assume and pay the following on and after Closing: (A) Outstanding company debt (B) Accounts payable

10.

PROMISSORY NOTE. The Note shall be secured by a Security Agreement, UCC Statements, and Collateral Assignment of the Lease acquired by PURCHASER pursuant to paragraph 5.2, provided Landlord’s consent is obtained (the “Security Documents”) on all of the Assets transferred to PURCHASER. The Note shall provide for a (A) ten (10) day grace period, (B) right to prepay at any time without penalty, and (C) right of set-off following ten (10) days notice to SELLER of claims paid related to SELLER’S ownership of the business prior to Closing.

11.

PRORATIONS, ADJUSTMENTS, UTILITIES AND DEPOSITS. Except as otherwise provided under paragraph 6, all customary adjustments and prorations shall be made at Closing and shall increase or decrease the cash payable by PURCHASER to SELLER under paragraph. 2.4. SELLER and PURCHASER agree to arrange to notify all utility companies to take final readings as of the Closing date, and PURCHASER shall have the obligation to advise such utilities to provide future services in PURCHASER'S name. SELLER shall be entitled to be reimbursed for all deposits and pre-payments of all deposits held for the benefit of PURCHASER.

12.

CONDITION OF ASSETS. SELLER agrees to deliver to PURCHASER, at Closing, all of the Assets in good working order, and SELLER shall be responsible for repairing any of the Assets found defective at or prior to Closing.

13.

CONDITIONS TO CLOSING. On or prior to Closing, SELLER agrees to obtain all necessary consents from third parties required for the transfer of the business and Assets to PURCHASER, including, but not limited to, the consent from the holders of mortgages or other liens, if any, assumed by PURCHASER under Section 9. PURCHASER agrees to cooperate with SELLER under this paragraph 13.

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13.1	SELLER’S REPRESENTATIONS AND WARRANTIES. SELLER represents and warrants to PURCHASER as follows:

	13.1.1	Title to the Assets. SELLER has good and merchantable title to all of the Assets.

	13.1.2	Assets Transferred Free of Liens. The Assets will be transferred at the Closing free and clear of any liens, encumbrances or claims of any nature, including liens for taxes.

13.1.3

Insurance. SELLER shall maintain its existing insurance in full force and effect through the Closing. SELLER has received no notice of default, cancellation, or termination with respect to any of its existing insurance policies; and (ii) SELLER has not been refused any insurance, nor has coverage been reduced, with respect to any aspect of its operations. There are no pending or, to the knowledge of the SELLER, threatened disputes relating to coverage or other disputed claims under any of SELLER’s insurance policies.

13.1.4

Compliance with Laws. The Business is in compliance with all laws, statutes, rules, regulations, codes, and ordinances of any governmental agencies which apply to its operations. SELLER has not received any written or oral notice that the Business is not in compliance with any laws, statutes, rules, regulations, codes, or ordinances. SELLER agree to indemnify PURCHSER for any non-compliance with any laws, statues, rules, regulations, codes or ordinances that may have occurred prior to the closing of sale.

	13.1.5	Licenses. SELLER has all licenses necessary to operate the Business, and such licenses are valid and in effect as of the date hereof, and if permissible, will be transferred to PURCHASER at Closing.

13.1.6

Legal Proceedings. No litigation, arbitration, investigation, or other proceeding of or before any court, arbitrator, or governmental or regulatory official, body or authority which relates to either SELLER or the Business is pending or, to the best knowledge of SELLER, threatened. SELLER is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator, or governmental or regulatory official, body or authority which would adversely affect SELLER, the Business, the Assets, or the transaction contemplated hereby.

13.1.7

Accounts Payable. SELLER has timely paid or will timely pay any and all accounts payable and liabilities due and payable by SELLER in connection with the operation of the Business, except to the extent that the same are being duly contested by SELLER and such contest does not adversely affect PURCHASER’s ability to operate the Business from and after the date of Closing.

13.1.8

Employment Matters. As of the Closing, SELLER will have paid to its employees all wages, bonuses, commissions and other benefits and sums due or accrued to such employees as of the Closing under SELLER’s employee benefit plans (and all required taxes, insurance, social security and withholding thereon), including for paid time off, paid vacation, and sick leave accrued to such employees as of Closing.

13.1.9

No Conflicting Agreements. SELLER is not a party to any contract, agreement, or other obligation which is in default or which will become in default by reason of the execution and consummation of this Agreement. There are no agreements in effect that would prevent SELLER from concluding the transactions described in this Agreement.

13.1.10

No Material Omissions or Misrepresentations. This Agreement, any exhibits or schedules hereto, and any documents furnished by SELLER in connection with the negotiation and completion of the transactions contemplated by this Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

13.1.11

Company Status and Actions. SELLER is existing in good standing under the laws of the State of Texas All actions required of SELLER hereunder, including the execution of this Agreement and the consummation of all transactions provided for herein, have been or will be duly authorized by appropriate actions of SELLER’s members and managers, and all such agreements and instruments executed pursuant thereto will be valid and enforceable against SELLER in accordance with the terms hereof.

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13.1.12

 Adverse Conditions. SELLER does not have any knowledge of any existing condition, state of facts or circumstances which is reasonably likely to adversely affect the Business or prevent PURCHASER from profitably carrying on the Business.

13.1.13

Operation of the Business. SELLER agrees (i) to conduct and operate the Business up to the date of Closing in accordance with all laws, rules, and regulations, in the regular course of business, and in the same manner as presently conducted and operated, and (ii) not to violate the terms of any business contract with third parties.

13.1.14

 Representations Accurate. All of SELLER’s representations and warranties contained in this Agreement shall be correct, accurate and effective as of the date of this Agreement and as of the date of Closing.

13.2	PURCHASER’S REPRESENTATIONS AND WARRANTIES. PURCHASER represents and warrants to SELLER as follows:

	13.2.1	Insurance. PURCHASER agrees to acquire and maintain insurance for the Business from the Closing until the Note is paid in full to SELLER.

	13.2.2	Tax Matters. PURCHASER has timely filed all federal, state, and local tax returns or reports required to be filed by PURCHASER.

13.2.3

Legal Proceedings. No litigation, arbitration, investigation, or other proceeding of or before any court, arbitrator, or governmental or regulatory official, body, or authority which relates to PURCHASER is pending, or to the best knowledge of PURCHASER, threatened. PURCHASER is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree, or award of any court, arbitrator, or governmental or regulatory official, body, or authority which would adversely affect PURCHASER, its ability to repay the Note, or the transaction contemplated hereby.

13.2.4

No Conflicting Agreements. PURCHASER is not a party to any contract, agreement, or other obligation which is I default or which will become in default by reason of the execution and consummation of this Agreement.

13.2.5

No Material Omissions or Misrepresentations. This Agreement, any exhibits or schedules hereto, and any documents furnished by PURCHASER in connection with the negotiation and completion of the transactions contemplated by this Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

13.2.6

Company Status and Actions. PURCHASER is existing in good standing under the laws of the State of Utah. All actions required of PURCHASER hereunder, including the execution of this Agreement, and the consummation of all transactions provided for herein, have been or will be duly authorized by appropriate actions of its managers and all such agreements and instruments executed pursuant thereto will be valid and enforceable against PURCHASER in accordance with the terms hereof.

13.2.7

 Adverse Conditions. PURCHASER does not have any knowledge of any existing condition, state of facts or circumstances which is reasonably likely to adversely affect the ability of PURCHASER from paying off the Note to SELLER, as described herein.

13.2.8

 Representations Accurate. All of PURCHASER’s representations and warranties contained in this Agreement shall be correct, accurate and effective as of the date of this Agreement and as of the date of Closing.

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14.

ATTORNEYS' FEES. In the event any party retains legal counsel to enforce the terms of this Agreement, whether or not any action or proceeding is commenced, the prevailing party shall be entitled to be reimbursed for all reasonable attorneys' fees and court costs incurred.

15.

AMENDMENTS AND FURTHER COOPERATION. This Agreement may be amended at any time in writing executed by SELLER and PURCHASER. SELLER and PURCHASER agree to take whatever action may be necessary to carry out the terms of this Agreement following Closing.

16.	DATE OF AGREEMENT. The date of this Agreement shall be the date this Agreement is fully signed by both SELLER and PURCHASER.

17.

TIME, NOTICES AND CAPTIONS. Except for the Closing date specified under paragraph 3, all other dates and references to time and periods of time SHALL BE OF THE ESSENCE; all notices required to be given under this Agreement shall be in writing, signed by the party giving same either personally, or by certified mail return receipt requested, or by FedEx or UPS next business day delivery, addressed to the address first stated above, with the date of mailing being the date of notice. All captions in this Agreement are for reference purposes only, and are not intended to define, interpret or limit the provisions thereof.

Sincerely,

______________________________

Dennis Hopkins, President

Green Star Products, INC.

Agreed and Accepted:

______________________________

Ashely Bono, Manager

HP Products, LLC

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